Exhibit 8.2

KPMG LLP	Telephone	973 467 9650
New Jersey Headquarters	Fax	973 467 7930
51 John F. Kennedy Parkway	Internet	www.us.kpmg.com
Short Hills, NJ 07078

January 29, 2018

Boards of Directors

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, New Jersey 07410

Members of the Boards of Directors:

You have requested the opinion of KPMG LLP (“KPMG”) as to the New Jersey Corporation Business Tax (“CBT”) and New Jersey Gross Income Tax (“GIT”) (together, the “New Jersey Tax”) consequences of the minority stock issuance (“the Offering”) by Columbia Financial, Inc. (“the Company”), a Delaware corporation and the mid-tier holding company of Columbia Bank (“the Bank”) pursuant to a Plan of Stock Issuance adopted by the Board of Directors of the Company, the Bank, and Columbia Bank, MHC (“the MHC”) on September 27, 2017 (“the Plan”), and the Registration Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company on Form MHC-2 filed by the Company with the Board of Governors of the Federal Reserve System. Any advice or other information in this opinion letter is for the sole benefit of the Company and its affiliates and may not be relied upon by any other person or organization unless otherwise consented to in this letter. KPMG accepts no responsibility or liability in respect of this letter to any person or organization other than the Company.

In rendering our opinion, and based on the express instructions the Company, the MHC, and the Bank, we rely on the attached opinion1 (“Federal Opinion”) of Kilpatrick Townsend & Stockton, LLP (“Special Legal Counsel”), dated January 29, 2018, for all matters regarding federal income taxes. The opinions contained in this letter are based on the facts, assumptions, and representations you made to Special Legal Counsel and in conformity with your signed officers’ certificates referenced therein (“Officers’ Certificates”). You represented to Special Legal Counsel that you have provided them with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. Per your instructions to KPMG, the opinions herein are based on the facts you have provided to us, assumptions you have instructed us to make (if any), and representations you have made as set forth below and in the Officers’ Certificates. In the Officers’ Certificates, you made certain representations to us and have affirmed the accuracy, completeness, and reasonableness of these representations at all times relevant to the Offering described herein. Although we have not independently verified those representations, we believe that the representations are reasonable based on, for example, our discussions with representatives of the Company, the MHC, and the Bank, documents we have reviewed, and our knowledge of the Company’s business. You have authorized us to rely on these representations in rendering the opinions contained herein. If any of the facts, assumptions, or representations set forth in the Federal Opinion or the Officers’ Certificates, are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the incompleteness or inaccuracy could cause us to change our opinions.

1 We have independently concluded that the U.S. federal tax treatment satisfies the relevant minimum standard for the service to be provided by KPMG.

KPMG LLP is a Delaware limited liability partnership, the U.S.
member firm of KPMG International Cooperative, a Swiss entity.

Board of Directors

Columbia Financial, Inc.

New Jersey Tax Opinion

January 29, 2018

You have represented that the parties to the Offering will act in accordance to the Plan. In addition, you have instructed us to assume that all transactions and steps have taken place in the order and exactly as described in the Plan. The Plan is hereby incorporated by reference to this opinion. Capitalized terms used but not defined in this opinion have the same meaning as in the Federal Opinion, and the Plan, unless otherwise stated.

Any advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading Opinions, below. The level of our opinion (“more likely than not,” “should,” or “will”) with respect to each matter addressed is set forth in the Opinions section of this letter. In various other sections of this letter, for ease of understanding and as a stylistic matter, we might use language (such as “will” or “should”) that could suggest that we reached a conclusion on an issue at a standard different from the standards set forth in the Opinions section of this letter. Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed the standard or standards set forth below in the Opinions section of this letter.

In accordance with our agreement, this opinion is limited to the New Jersey Tax issues addressed in the opinion. Additional issues may exist that could affect the tax treatment of the transaction or matter that is the subject of the opinion. The opinion does not consider or provide a conclusion with respect to any additional issues. With respect to any significant New Jersey or federal tax issues outside the limited scope of the opinion, the opinion is not intended or written by KPMG to be used, and cannot be used, by a client or any other person or entity for the purpose of avoiding penalties that may be imposed on any taxpayer. This opinion also is not to be used by a client or any other person or entity in promoting, marketing, or recommending to another party any tax-related matters addressed herein.

FACTS

The facts as set forth in the Federal Opinion, and the Plan, and as we understand them to be, are as follows:

Board of Directors

Columbia Financial, Inc.

New Jersey Tax Opinion

January 29, 2018

The Bank reorganized into the mutual holding company form of organization on March 25, 1997, whereby it became a wholly owned subsidiary of the Company, and the Company became a wholly owned subsidiary of Columbia Bank MHC. The Bank conducts business primarily from Fair Lawn, New Jersey, and branch offices located throughout New Jersey. The Company is a Delaware corporation that owns all of the outstanding shares of the Bank. MHC is a federal mutual holding company. The Plan provides for the Company to offer for sale up to 49.9% of its to-be-outstanding common stock (“Common Stock”) in the Offering. The Common Stock will be offered for sale on a priority basis to depositors, borrowers and the Tax-Qualified Employee Plans of the Company and Bank, with any remaining shares offered for sale to the public in a Community Offering, a Syndicated Community Offering, or a Firm Commitment Offering, or a combination thereof. The Offering and issuance of Common Stock will be conducted in accordance with the Federal Reserve’s Regulation MM, 12 C.F.R. Part 239, and other applicable regulatory requirements.

The Offering will allow the Company to control the amount of capital being raised, while at the same time enabling the Company and the Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase the ability of the Company and its subsidiaries to render services to the communities they serve; (3) compete more effectively with commercial banks and other financial institutions for new business opportunities; (4) enhance the ability of the Company to access the capital markets when needed; (5) redeem the Company’s outstanding trust preferred securities; and (6) enable the Company to repurchase its common stock as market conditions warrant. Upon completion of the Offering, the MHC will continue to own at least a majority of the Common Stock of the Company.

Nontransferable rights to subscribe for the Holding Company’s Common Stock will be granted, in order of priority, to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members (the “Subscription Offering”), all as defined in the Plan. Such subscription rights are nontransferable. As noted above, the Company also may offer shares of Holding Company’s Common Stock not subscribed for in the Subscription Offering, or any Community Offering or Syndicated Community Offering, to members of the general public through one or more underwriters on a firm commitment basis.

REPRESENTATIONS

KPMG is relying on the representations in the Officers’ Certificates, and the following representations in rendering the opinions contained herein. It is understood KPMG has not independently verified the accuracy of any of these representations.

1.	The MHC, the Company, and the Bank have conducted and/or will conduct business activities in New Jersey.

Board of Directors

Columbia Financial, Inc.

New Jersey Tax Opinion

January 29, 2018

SCOPE OF OPINION

Our opinions in this letter are limited to those specifically set forth under the heading Opinions. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax matter or any non-tax, legal aspect of the transactions described in this letter. No inference should be drawn on any matter for which we have not specifically given an opinion.

In rendering our opinions, we are relying upon the relevant provisions of federal and New Jersey Tax laws, the regulations promulgated pursuant to these laws, and judicial and administrative interpretations thereof—all as in effect on the date of this letter. All of the above authorities are subject to change or modification retroactively and/or prospectively, and any such changes could affect the validity or correctness of our opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

We have not reviewed all the documents necessary to effectuate the transactions described in this letter, and we assume that all necessary documents will be properly executed under applicable law and that all steps necessary will be taken to effectuate the transactions as required by federal, state, or local law.

Our opinion is not binding on the Internal Revenue Service (“IRS”), the New Jersey Division of Taxation, any other authority, or any court, and no assurance can be given that a position contrary to that expressed in this letter will not be asserted by a tax authority and ultimately sustained by a court.

Our views as to the New Jersey Tax consequences rely upon the Federal Opinion, which we understand to conclude as follows:

1.	Based on the valuation letter provided by RP Financial, LC, included in the MHC-2, [Special Legal Counsel] has assumed that the non-transferable subscriptions rights to purchase Company common stock distributed pursuant to the Plan will have no economic value. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Company common stock. Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. See, Rev. Rul. 56-572, 1956-2 C.B. 182. [Special Legal Counsel’s] opinion under this paragraph 1 is based on the assumption that the subscription rights to purchase shares of Company common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have an economic value of zero. If the IRS were to challenge this valuation and the non-transferable subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and the Company and/or the MHC may be taxable on the distribution of the subscription rights. See, Rev. Rul. 80-292, 1980-2 C.B. 104.

Board of Directors

Columbia Financial, Inc.

New Jersey Tax Opinion

January 29, 2018

2.	Pursuant to Code section 1012, it is more likely than not that the basis of common stock purchased in the Offering upon the exercise of the nontransferable subscription rights will be the purchase price thereof.

3.	Pursuant to Code section 1223(5), the holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised.

4.	Pursuant to Code section 1032, no gain or loss will be recognized by the Company on the receipt of money in exchange for common stock sold in the offering.

OPINIONS

Based on the facts, assumptions and opinions set forth in the Federal Opinion and restated herein, as we understand them to be; the Facts and Representations detailed herein, as well as the representations contained in the Officers’ Certificates and on which the Federal Opinion relies, and subject to any conditions or limitations herein, including the Scope of the Opinion above, it is our opinion that there is a greater than 50 percent likelihood (i.e., it is more likely than not) that the tax consequences described below will prevail if challenged by the New Jersey Division of Taxation:

1.	The CBT consequences of the Offering will conform to the federal income tax consequences of the Offering. (N.J.S.A. 54:10A-4(k), 54:10A-5(c)(1); N.J.A.C. 18:7-5.2, 18:7-5.3, 18:7-5.4(a)(1); Formal Opinion 1960 No. 2, Opinion of the Attorney General, February 10, 1960).

2.	The GIT consequences of the Offering will conform to the federal income tax consequences of the Offering. (N.J.S.A. 54A:1-2(l) - (n), 54A:2-1, 54A:2-1.1, 54A:5-1(c)).

Board of Directors

Columbia Financial, Inc.

New Jersey Tax Opinion

January 29, 2018

DISCUSSION

New Jersey Corporation Business Tax

New Jersey imposes its CBT on every non-exempt domestic or foreign corporation, including banking and financial business corporations, for the privilege of having or exercising its corporate franchise in the state, deriving receipts from sources within the state, engaging in contacts within the state, or doing business, employing or owning capital or property, or maintaining an office, in the state (N.J.S.A. 54:10A-2, 54:10A-34). Because the Company, the MHC, and the Bank have conducted and/or will conduct business activities in New Jersey, each corporation should be subject to CBT.

The CBT is based on a corporation’s entire net income (“ENI”) allocable to the state (N.J.S.A. 54:10A-5(c)(1)). The starting point for computing ENI is a corporation’s federal taxable income before the net operating loss deduction and special deductions that the taxpayer is required to report to the U.S. Treasury Department (N.J.S.A. 54:10A-4(k)). After the federal taxable income starting point, various adjustments may be required to determine ENI (See N.J.S.A. 54:10A-4(k)). However, no New Jersey provisions modify a taxpayer’s federal taxable income with respect to the Internal Revenue Code sections implicated in the Federal Opinion (see N.J.A.C. 18:7-5.2, 18:7-5.3; see also Formal Opinion 1960 No. 2, Opinion of the Attorney General, February 10, 1960 (providing that New Jersey incorporates the Code by reference, as New Jersey ENI is based on federal taxable income)). As a result, the CBT consequences of the Offering should conform to the federal income tax consequences as set forth in the Federal Opinion.

New Jersey Gross Income Tax

New Jersey imposes its GIT on the New Jersey gross income, subject to the deductions, limitations and modifications provided, of resident individuals, estates and trusts (N.J.S.A. 54A:1-2(l) - (m), 54A:2-1). For a nonresident individual, estate or trust, the GIT is computed as the tax due for the taxable year as if a resident taxpayer, multiplied by a fraction, the numerator of which is the taxpayer’s income from sources within the state and the denominator of which is that taxpayer’s gross income as if such taxpayer were a resident (N.J.S.A. 54A:1-2(l) - (n), 54A:2-1.1).

Board of Directors

Columbia Financial, Inc.

New Jersey Tax Opinion

January 29, 2018

New Jersey gross income is defined with reference to various categories of income, with specific exclusions for certain other categories of income (N.J.S.A. 54A:5-1, 54A:6-1 through 54A:6-31). For nonresident taxpayers, income from sources within the state also is defined by reference to such categories, but only to the extent earned, received or acquired from sources within New Jersey (N.J.S.A. 54A:5-8(a)). Of particular relevance, one of the categories included in the definition of New Jersey gross income includes “dividends,” which is defined as “any distribution in cash or property made by a corporation, association or business trust, that is not an S corporation (1) out of accumulated earnings and profits, or (2) out of earnings and profits of the year in which such dividend is paid” (N.J.S.A. 54A:5-1(f)). Another category involves “net gains or net income derived from the sale, exchange or other disposition of property, including real or personal, whether tangible or intangible as determined in accordance with the method of accounting for federal income tax purposes” (N.J.S.A. 54A:5-1(c)). With regards to the basis of assets for purposes of determining gain or loss under the GIT, the statute first provides that the basis of property generally should be the same as the adjusted basis for federal income tax purposes, unless specifically provided for under New Jersey law (N.J.S.A. 54A:5-1(c)). An example is where basis disparity exists due to the GIT’s nonconformity with the federal income tax provisions on bonus depreciation and asset expensing (N.J.S.A. 54A:5-1.2(a)).

Assuming, as articulated in the Federal Opinion, the transactions involved in the Offering and Subscription Offering do not result in the recognition of gain or loss to the distributees (i.e., the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members) for federal income tax purposes and the non-transferable subscription rights have no economic value, New Jersey should conform to the federal income tax treatment for purposes of determining New Jersey gross income. Such conformity should include holding period calculations. Further, because the basis of property for GIT purposes generally is the same as its adjusted basis for federal income tax purposes, the basis of property involved in the Offering generally should conform for GIT purposes to its basis for federal income tax purposes (because any basis differentials resulting from nonconformity to federal bonus depreciation and asset expensing provisions are inapplicable here).

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As noted above, in connection with the transactions described herein, the Company has engaged Special Legal Counsel. In this regard, the Company has requested a tax opinion from Special Legal Counsel as to the federal income tax consequences of these transactions. The Company has specifically not engaged KPMG to render any opinion regarding any tax consequence of these transactions except those that relate to the New Jersey Tax consequences and the Company has instructed KPMG that for purposes of rendering its opinion regarding New Jersey Tax consequences, it should rely solely on the Federal Opinion of Special Legal Counsel for any matter related to federal taxation. Thus, any and all references to the consequences of these transactions under federal income tax rules that are contained herein are made solely in reliance on the Federal Opinion and no such reference is intended to be, nor should it be interpreted as, an opinion of KPMG on any matter related to federal income tax. All opinions herein are limited solely to those relating to New Jersey Tax and those are made in reliance on the Federal Opinion.

Board of Directors

Columbia Financial, Inc.

New Jersey Tax Opinion

January 29, 2018

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form MHC-2, as amended, as filed with the Board of Governors of the Federal Reserve System and to the Company’s Registration Statement on Form S-1, as amended, as filed with the Securities Exchange Commission with respect to the Offering. We also consent hereby to the reference to this firm in the prospectus, which is part of the Form S-1 Registration Statement to be filed with the Securities Exchange Commission with respect to the Offering.

Very truly yours,

KPMG LLP

/s/ Fred R. James

Fred R. James, Partner